UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2016

PERNIX THERAPEUTICS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-14494	33-0724736
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 North Park Place, Suite 201 Morristown, NJ	07960
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 793-2145

__________________________________________________________________
  (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 9, 2016, Pernix Therapeutics Holdings, Inc. (the “Company”) notified the Nasdaq Stock Market (“Nasdaq”) that John Sedor, a director of the Company, was appointed Interim Chief Executive Officer of the Company and that Mr. Sedor resigned from each of the Company’s Audit Committee and Compensation Committee.  As a result, the Company is not currently in compliance with the “three independent member audit committee” requirement of Nasdaq Listing Rule 5605(c)(2)(A) and intends to rely on the cure period provision of Nasdaq Listing Rule 5605(c)(4)(B).  This cure period will run through November 5, 2016. If the Company does not regain compliance by such date, Nasdaq rules require the Nasdaq Staff to provide written notice to the Company that its securities will be delisted and, at that time, the Company may appeal the delisting determination. The Company intends to appoint an additional independent director to its Board and each of its committees, including the Audit Committee, prior to the end of the cure period provided by the Nasdaq rules noted above.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Chairman of the Board, Chief Executive Officer and President

On May 9, 2016, Doug Drysdale, after discussions with the Company’s Board of Directors, agreed to step down as Chairman of the Board (the “Board”), Chief Executive Officer and President of the Company and all other positions with the Company and its subsidiaries, Mr. Drysdale will receive the payments and benefits for termination without cause as described in his employment agreement, dated February 5, 2014.  In addition, the Company has agreed that all vested options to purchase Common Stock of the Company owned by Drysdale will remain exercisable until November 5, 2016 and an additional 187,500 options with an exercise price of $2.09 and 90,000 options to purchase Common Stock at an exercise price will vest and be exercisable until November 5, 2016.

Appointment of Interim Chief Executive Officer and Chairman of the Board

On May 9, 2016, John Sedor, a member of the Board of Directors of the Company, was appointed as the Company’s Interim Chief Executive Officer and Chairman of the Board of Directors, effective immediately. Upon his appointment, Mr. Sedor resigned from his position as a member of the Compensation Committee of the Board and Audit Committee of the Board.  The Company expects to immediately begin a search for a new Chief Executive Officer and currently expects that Mr. Sedor will remain as Chairman of the Board of Directors upon appointment of the new CEO.

Mr. Sedor, age 71, has served as a member of the Board since March 2014.  Mr. Sedor has been Chairman and Chief Executive Officer of SEDOR Pharmaceuticals, LLC since 2014 and served as President and CEO and a director of Cangene Corporation, a fully integrated developer and manufacturer of immune therapeutics, from 2011 until its acquisition by Emergent Biosolutions in February 2014.  Prior to that, from 2008 until 2011, Mr. Sedor served as Chief Executive Officer and President of CPEX Pharmaceuticals since its spin-off from Bentley in 2008 until its acquisition by Footstar. Mr. Sedor was President of Bentley from 2005 until the spin-off of CPEX. From 2001 to May 2005, he was President and CEO of Sandoz, Inc. (a division of Novartis AG) and prior to that served in a number of senior executive capacities with other healthcare companies.

The Company and Mr. Sedor entered into an offer letter agreement (the “Offer Letter”) that provides that the Company will pay Mr. Sedor a salary of $50,834 per month, payable in accordance with the Company’s regular payroll practices.  The Company granted Mr. Sedor options to purchase 210,000 shares of Common Stock with an exercise price per share equal to the fair market value of the common stock on the grant date.  Consistent with the Company’s 2015 Omnibus Incentive Plan, such options vest in 52,500 share installments on each of the first, second, third and fourth annual anniversary of grant, assuming Mr. Sedor remains a director or officer of the Company.  The foregoing description of the Offer Letter is qualified in its entirety by reference to the full text of the Offer Letter, which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the three months ending June 30, 2016.

On May 11, 2016, the Company issued a press release announcing the resignation of Mr. Drysdale as Chairman of the Board, Chief Executive Officer and President and the appointment of Mr. Sedor as Interim Chief Executive officer and Chairman of the Board.  A copy of the press release relating to this CEO transition and the matters described in Item 3.01 of this Current Report on Form 8-K is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)      Exhibits.

Exhibit Number	Description

99.1	Press release by Pernix Therapeutics Holdings, Inc. dated May 11, 2016.

SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PERNIX THERAPEUTICS HOLDINGS, INC.

Dated: May 11, 2016	By:	/s/ Sanjay Patel
Sanjay Patel
Chief Financial Officer